UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 9, 2006

Xethanol Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 9, 2006, the board of directors of Xethanol Corporation (“Xethanol”) elected William P. Behrens as non-executive Chairman of the Board and David R. Ames as President and Chief Executive Officer of the company. Each election was effective immediately. Mr. Ames replaced Louis B. Bernstein, who had served as Xethanol’s interim Chief Executive Officer since August 21, 2006 and President since September 7, 2006. Both Mr. Behrens and Mr. Ames have served as directors of Xethanol since October 1, 2006.

Mr. Ames has been an active venture capital investor in alternative energy companies, technologies, processes and services. He is currently a member of the National Ethanol Vehicle Coalition (NEVC), an association dedicated to bringing together political, business, industry and scientific leaders to focus on the alternative energy marketplace. In 2004, Mr. Ames co-founded Alterna Energy to make investments in alternative energy companies. From 1994 through 1999, Mr. Ames served as Chairman, President and Chief Executive Officer of Convergence.com, a provider of high-speed cable modem broadband internet access and other data services over cable systems that was founded by Mr. Ames in 1994 and acquired by C-COR Incorporated in 1999. Prior to forming Convergence.com, Mr. Ames was a consultant to Fortune 500 companies including Digital Equipment Corporation and Eastman Kodak. From 1989 to late 1991, Mr. Ames was Director of Acquisitions and Sales of the Film Division of the Image Bank, the largest global sales and marketing organization for stock film, stills and illustrations. A native of Ohio, Mr. Ames holds a Bachelor of Science degree from Ithaca College.

Mr. Ames will be paid an annual salary of $1.00 for his services as President and Chief Executive Officer. Xethanol currently expects to implement a non-cash compensation structure for Mr. Ames in the near future. The material terms of the non-cash compensation structure have not been determined as of the date of the filing of this Current Report on Form 8-K. Xethanol will file an amendment to this Current Report on Form 8-K including the material terms of the non-cash compensation to be paid to Mr. Ames within four days of the date on which those terms have been determined. In connection with his election to the board of directors, on October 5, 2006 Xethanol granted Mr. Ames an option to purchase 205,000 shares of Xethanol’s common stock. The option is exercisable at the closing price of the common stock on the date immediately prior to the date of grant. 175,000 shares were vested on the date of grant and the remainder of the option vests in two installments of 15,000 shares on the six-month and one-year anniversaries of the date of grant. Except for the foregoing, there has been no transaction during the past two years, or proposed transaction, to which Xethanol was or is to be a party in which Mr. Ames had a direct or indirect interest required to be disclosed under Item 404 of Regulation S-B. There are no family relationships between Mr. Ames and any other officer or director of Xethanol.

Also on November 9, 2006, Louis B. Bernstein and Marc J. Oppenheimer resigned from Xethanol’s board of directors effective immediately. Mr. Oppenheimer served as chairman of the audit committee of the board of directors and as a member of its compensation and governance committees. Copies of Mr. Bernstein’s and Mr. Oppenheimer’s letters of resignation, including their descriptions of the circumstances related to their resignations, are attached to this Current Report on Form 8-K as Exhibits 17.1 and 17.2, respectively. Attached to this Current Report on Form 8-K as Exhibit 17.3 is a copy of a letter from Mr. Bernstein to Xethanol dated November 16, 2006 stating that he disagrees with the disclosure set forth in this Item 5.02 and the grounds for his disagreement.

Mr. Bernstein’s letter of resignation and subsequent letter of November 16, 2006 include what Xethanol’s management believes to be mischaracterizations and baseless suggestions of impropriety. Management objects in the strongest possible terms to Mr. Bernstein’s mischaracterization of the circumstances surrounding his resignation and the press release issued by Xethanol on November 10, 2006 announcing his resignation as set forth in his letters. Management believes the press release accurately reflects Mr. Bernstein’s conduct at the meeting of the board of directors at which he resigned. Moreover, management categorically rejects the suggestions of impropriety on the part of the board of directors or management of Xethanol set forth in Mr. Bernstein’s letters. Management is considering what recourse Xethanol as a company and they as individuals may have against Mr. Bernstein as a result of these mischaracterizations and baseless suggestions.

A copy of the press release issued by Xethanol on November 10, 2006 announcing the elections of Mr. Behrens and Mr. Ames and the resignations of Mr. Bernstein and Mr. Oppenheimer is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Exhibits

The following is the index of exhibits furnished in accordance with Item 601 of Regulation S-K, filed as part of this Current Report on Form 8-K or incorporated by reference herewith:

17.1	Letter from Louis B. Bernstein to Xethanol Corporation dated November 9, 2006.

17.2	Letter from Marc J. Oppenheimer to Xethanol Corporation dated November 9, 2006.

17.3	Letter from Louis B. Bernstein to Xethanol Corporation dated November 16, 2006.

99.1	Press release issued by Xethanol Corporation on November 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: November 16, 2006	By:	/s/ David R. Ames
David R. Ames
President and Chief Executive Officer